CONSULTING AGREEMENT

This Consulting Agreement ("**Agreement**") is made by and between Great Plains Development, Inc. a Nevada corporation ("**Consultant**") and Australian Boutique Spirits Pty, Ltd. ("**ABS**," together with its affiliates and subsidiaries, "**Company**"). Company and Consultant are collectively referred to herein as "parties," in singular or plural usages, as required by context.

IT IS HEREBY AGREED AS FOLLOWS:

1. Term. This Agreement shall commence on February 21st, 2022 (the "**Start Date**") and Consultant shall provide the services detailed below indefinitely. This Agreement may be terminated by either party as provided in Section 13 below.
2. Services To Be Provided. Consultant will be in charge of all aspects of the Company (the "**Services**"). All executives and personnel of the Company will report directly and indirectly to Consultant. Consultant shall have the right to perform the Services in such manner as Consultant deems appropriate. Consultant further shall have the right to dictate its hours of work, its reporting time, as well as how much work to perform on-site. Consultant, however, agrees to use its best efforts to promote Company's interests, and to give Company the benefit of its experience, knowledge, and skills. Consultant undertakes to perform services in a timely and professional manner and to devote such time, attention and skill to its duties under this Agreement as may reasonably be necessary to ensure the performance of the Services.
3. Compensation.
    a. In consideration of the performance of the Services and of the acceptance by the Consultant of the restrictive covenants set out in this Agreement, Company will pay Consultant an annual fee of US$325,000, payable monthly on the first (1st) of every month in advance (the "**Base Fee**"). The Base Fee shall increases to US$450,000 upon the completion of an Initial Public Offering (IPO) in an amount no less than US$15,000,000, on either the NASDAQ Capital Markets or NYSE American, through the filing of Form F-1 or any other registration statement approved by the Board of Directors of the Company.
    b. Consultant will also be eligible for an annual bonus equal to twenty-five (25%) percent of the Base Fee for the relevant calendar year, subject to meeting all of the company Key Performance Indicators (KPIs), which are included in Exhibit A to this Agreement.
    c. The Consultant shall also be awarded common stock of the Company ("**Common Stock**") over a three-year term under the Company's equity incentive plan, which shall be established by Consultant and the Company under the Services to be provided by Consultant. The Common Stock awarded to Consultant described in this paragraph shall vest quarterly and become fully-vested on the sooner of one-year following the issuance of such Common Stock, or upon a successful IPO as described in this Section 3. The Common Stock awarded pursuant to this Agreement shall not exceed more than three (3%) percent of the total outstanding shares of Common Stock of the Company at any time.
4. Reserved.
5. Reimbursement of Travel Expenses. During the term of this Agreement, Company will reimburse Consultant for its actual, reasonable, out-of-pocket expenses for travel in connection with its work under this Agreement. Consultant shall submit accurate and complete supporting documents for reimbursement of such expenses and shall follow any policies, requirements, or directions imposed by Company in connection with such expenses.
6. Preservation of Company Confidential Information. Consultant agrees at all times:
    a. Not to disclose to any third party any Confidential Information learned by Consultant at any time; except such information which is now public or hereafter becomes published or otherwise generally available to the public other than through breach of this Agreement;

b. That Consultant will only disclose Confidential Information to employees, agents or Subcontractors of Consultant who have a need to know such information in order to carry out Consultant's responsibilities hereunder, and only then to those who have been advised that such information is confidential and proprietary and then only to those who have agreed to accept the same obligation of confidentiality and non-use as Consultant;

c. Reserved.

d. Not to put to commercial use or use in any way except for the benefit of Company any Confidential Information disclosed to Consultant.

e. As used herein, "**Confidential Information**" includes any non-public information Consultant receives directly or indirectly from the Company or acquired in the course of its consultancy and any other non-public information received, or disclosed to, Consultant during the course of this Agreement.

f. For the avoidance of doubt, Consultant may disclose the Confidential Information to the extent Consultant, in the opinion of Consultant's legal counsel, becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) to do so. If Consultant is compelled to do so, Consultant shall notify the Company, to the extent permitted by applicable law, so that the Company may seek an appropriate protective order.

g. Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant should breach or violate any of the covenants and agreements set forth in this Section. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company's interests. . Accordingly, if Consultant shall breach any of the provisions of this Section, the Company shall have the right, in addition to any remedies at law, to seek and obtain an injunction or other protective order from any court of competent jurisdiction.

7. Intellectual Property. As a material condition to which Consultant agrees in exchange for the opportunity to provide the Services, Consultant expressly acknowledges and agrees that all reports, documents, improvements, discoveries, inventions, processes, designs, , formulations, formulas, plans, and trade secrets, whether of a technical nature or not, made or developed by Consultant alone or in conjunction with any other person or entity while providing the Services, which relate to or affect the business of Company ("**Intellectual Property**"), shall be the sole and exclusive property of Company. Consultant expressly agrees to disclose and reveal to Company all Intellectual Property, and all information regarding Intellectual Property, concurrent with the discovery or development of the Intellectual Property. Consultant hereby assigns to Company all rights, title, and interests in any Intellectual Property. Consultant agrees that he will not use or disclose any Intellectual Property owned by Company to benefit a competitor, customer, individual, or other entity without the express written permission of the Board of Directors. The Consultant irrevocably appoints the Company as its attorney and, in its name and on its behalf, to execute and do any instrument or thing and generally to use its name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Section 7. Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant or the Executive should breach or violate any of the covenants and agreements set forth in this Section 7. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company's interests. Accordingly, if Consultant or the Executive shall breach any of the provisions of this Section, the Company shall have the right, in addition to any remedies at law, to seek and obtain an injunction or other protective order from any court of competent jurisdiction. Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant or the Executive should breach or violate any of the covenants and agreements set forth in this Section 7. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company's interests. Accordingly, if Consultant or the Executive shall breach any of the provisions of this Section, the Company shall have the right, in addition to any remedies at law, to seek and obtain an injunction or other protective order from any court of competent jurisdiction

8. Surrender of Material upon Termination of Agreement. Upon termination of this Agreement, Consultant shall return immediately to the Company all Intellectual Property (including all books, records, notes, data and information relating to Company or its business and all other Company property), and will so certify in writing that he has done so.

9. Independent Contractor. Consultant shall perform its duties as an independent contractor and not as an employee. Consultant has hired Dean Huge to act, on an exclusive basis, as Chief Executive Officer of the Company.

   Accordingly, Consultant and Company each acknowledge and agree that Consultant will not be treated as an employee for purposes of any applicable law covering the employer-employee relationship. Consultant further acknowledges that he is responsible for its own taxation affairs and for the payment of any taxation due in respect of the payment to the Consultant in connection with the provision of Services by the Consultant under this Agreement; and that Consultant understands its responsibilities with respect to the payment of these taxes.

10. No Benefits. The parties agree that Consultant shall not be entitled to any Company benefits pursuant to this Agreement.

11. Reserved.

12. Performing Services for Others. The arrangements contemplated by this Agreement shall be on an exclusive basis solely for the benefit of the Company. The Consultant shall not during the course of this Agreement, without the prior written consent of the Board of Directors of the Company, provide any services whether on a consultancy or other basis to any legal or natural person or other entity engaged in the manufacture, distribution, sale or marketing of any products or services in competition with the Company's products and services.

13. Termination.

    a. This Agreement shall be terminable by either party, with or without breach, and for any reason and without prior notice.

    b. In the event Company terminates this Agreement without Material Breach, the Company shall pay to Consultant an amount equal to three (3) months of the Base Fee during the year in which the termination is effective.

    c. In the event Company or Consultant terminates this Agreement for a Material Breach, Company shall pay Consultant any unpaid Base Fee accrued through the date of termination.

    d. Reserved.

    e. For purposes of this Agreement, termination for Material Breach means termination by the Company because of (i) Consultant's willful engagement in illegal conduct or gross misconduct pursuant to which the Company has suffered a loss, (ii) Consultant's willful and continued failure to perform substantially all of its duties hereunder in any material respect, or (iii) without prejudice to the generality of clause (ii) any breach by the Consultant of any covenant set out in each of Section 19 and 21 of this Agreement; provided, however, that in the case of clause (ii) and clause (iii), Company must provide written notice of such breach or failure within thirty (30) days from such written notice to cure such breach or failure.

    f. Following the termination of this Agreement, Consultant shall co-operate reasonably on a time and materials basis with Company in its, or another's efforts on Company's behalf, to complete any Services in progress as of the effective date of termination and to provide for an orderly transition provided that such support continues for no longer than 60 days from the effective date of termination.

    g. Notwithstanding the termination of this Agreement, the obligations pursuant to Sections 6 (Confidential Information), 7 (Intellectual Property), 13 (Termination) and 19 (Restrictive Covenants) shall remain binding on the parties unless each party is expressly released by the other party in writing.

14. Consultant's Representations/Warranties and Covenants. Consultant represents, warrants and covenants to Company the following:

    a. Consultant has the full power and authority to enter into this Agreement without the consent or approval of any other person, including any present or previous employer; and

    b. Consultant's execution, delivery and performance of this Agreement will not violate or cause a breach of any existing employment, consultant or any other agreement, covenant, promise or any other duties by which Consultant is bound, including confidentiality obligations or covenants not to compete including any present or previous employer.

15. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Consultant are non-assignable.

16. Limitation of Liability.

    a. Neither party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement. The Company shall indemnify Consultant for claims arising out of Consultant's performance of the Services unless such claims arise from Consultant's gross negligence or willful misconduct in connection with the performance of its work hereunder.

    b. Notwithstanding any provision to the contrary, nothing in this Agreement limits or excludes either party's liability to the extent it relates to: death or personal injury caused by its negligence; fraud; fraudulent misrepresentation; or any other liability which may not be lawfully limited or excluded.

    c. Neither party shall be liable for consequential, special, incidental or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill; (ii) loss of business or (iii) loss of anticipated savings.

    d. Each party agrees to use all reasonable endeavors to mitigate any losses which it may suffer under or in connection with this Agreement (including in relation to any losses covered by an indemnity) and any amounts it seeks from the other party in respect of any such liability.

17. Compliance with Rules. Consultant shall fully comply with all of the Company's working and safety rules, working hours and holiday schedules when working at Company's premises, and other Company rules and regulations, and Consultant shall be responsible for Consultant's actions while on Company premises or otherwise providing the Services requested by Company.

18. Reserved.

19. Restrictive Covenants. In the course of the provision of the Services, the Consultant is likely to obtain knowledge or trade secrets of the Company. Accordingly, Consultant agrees that during the term of this Agreement and for a period of two years from the date of the termination of the Agreement, Consultant and the Executive shall not, without the prior written consent of the Board of Directors of the Company:

    a. directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person(s) who is or was at any time during the previous year an officer, director, representative, agent or employee of Company, or

    b. directly or indirectly carry on, be engaged, assist or otherwise provide or perform any services of any nature to, for or on behalf of any legal or natural person or any other entity engaged in the manufacture, distribution, sale or marketing of any products in competition with the Company's.

    c. neither the Consultant, the Executive of any Affiliate of such parties shall engage in any activity individually or as a shareholder, partner, member, employee or consultant of any third person, firm or corporation located in the Territory, that is in competition with the business of the

Company, as presently conducted or as conducted during the term of this Agreement. As used herein, the term "Territory" means the continent of Australia.

d. Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant or the Executive should breach or violate any of the covenants and agreements set forth in this Section 6. The parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company's interests. Accordingly, if Consultant or the Executive shall breach any of the provisions of this Section, the Company shall have the right, in addition to any remedies at law, to seek and obtain an injunction or other protective order from any court of competent jurisdiction

20. Severability and Enforcement.

    a. Reserved.

    b. If any provision of this Agreement is invalid or unenforceable by a court of law, (i) such provision shall be deemed to be amended so that the intent of the parties is fulfilled to the greatest extent possible; and (ii) it would not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    c. A waiver by Company or Consultant of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

21. Reserved.

22. Reserved.

23. Controlling Law and Venue. Consultant agrees that the construction, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York, including conflict of law. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach thereof shall only be resolved in the federal or state courts of New York , and the parties hereby submit to the exclusive jurisdiction of said courts, provided however that nothing contained in this Section 23 shall limit the right of a party to bring enforcement proceedings in another jurisdiction. This Agreement shall not be construed against the party preparing it but shall be construed as if both parties jointly prepared this Agreement, and any uncertainty and ambiguity shall not be interpreted against any one party.

24. Entire Agreement; Amendment. Consultant agrees that this Agreement constitutes the entire agreement between him and the Company with respect to the matters contemplated by this Agreement, and that this Agreement and supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to such matters. Consultant acknowledges that this Agreement may not be modified except by written document, signed by him and a duly authorized officer of the Company.

25. Consultant Acknowledgment. Consultant acknowledges that it has had the opportunity to obtain independent legal advice in regard to this Agreement, that it has read and understood this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on its own judgment and not on any representations or promises other than those contained in this Agreement.

26. Counterparts. This Agreement may be executed simultaneously in one or more faxed counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

27. Notices: Any notices required to be sent by a party under this Agreement shall be given in writing and shall be deemed to have been duly given if sent by registered prepaid post to the last known address of the other party. Any such notice shall be deemed to have been given two working days after registered prepaid posting or in the case of a notice delivered personally at the time of delivery.

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IN WITNESS WHEREOF, Company and Consultant have duly executed and delivered this Agreement as of the day first written above.

CONSULTANT:

GREAT PLAINS DEVELOPMENT, INC.
DEAN HUGE
PRESIDENT

Signature

COMPANY"

AUSTRALIAN BOUTIQUE SPIRITS PTY. LTD.
[Sahil Beri]
[Director]

Signature

Dated: February 15, 2022

Exhibit A

Key Performance Indicators of the Company

- Completing a successful IPO and listing the company on either the NYSE or NASDAQ exchange with a minimum financing of US$15,000,000 at a minimum pre-money valuation of US$70,000,000.
- Establishing a US route to market plan and US sales and marketing team for the companies range of products.
- Effective management of all personnel at the company.
- Ensuring the company post listing remains current on all applicable filings.
- Ensuring the company continues to remain EBITDA positive.